 Exhibit 99.1

eBay Completes Transfer of Classifieds Business to Adevinta

Company receives cash and shares, increases 2021 share repurchase plan

SAN JOSE, Calif., June 25, 2021 – eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today announced that it has completed the transfer of its Classifieds business to Adevinta in exchange for $2.5 billion in cash and a 44% equity stake in Adevinta, equivalent to approximately 540 million shares.

“We are pleased to finalize the deal between Adevinta and eBay Classifieds, where the combination of these two companies will create a leading global online classifieds business,” said Jamie Iannone, Chief Executive Officer, eBay. “By joining Adevinta, the eBay Classifieds' business has an enormous opportunity ahead. We are optimistic that the breadth of talent and collective experience across the combined portfolio will offer additional value for our customers, employees and shareholders.”

The completion of this transaction results in after tax net cash proceeds of approximately $2 billion. With this transfer complete, the Company is updating its capital allocation plans for 2021 by increasing its estimated share buyback from $2.0 billion to $5.0 billion.

The Company has agreed to reduce its ownership stake in Adevinta to 33% or less over the next 18 months, as part of remedies it proposed to resolve the competition concerns raised by the Austrian regulatory authorities. Proceeds from this reduction will be deployed in a manner consistent with eBay’s capital allocation tenets and targets.

Please reference the 8-K eBay filed today for further information.

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects millions of buyers and sellers in 190 markets around the world. We exist to enable economic opportunity for individuals, entrepreneurs, businesses and organizations of all sizes. Founded in 1995 in San Jose, California, eBay is one of the world's largest and most vibrant marketplaces for discovering great value and unique selection. In 2020, eBay enabled $100 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

About Adevinta

Adevinta is a global online classifieds specialist, operating digital marketplaces in 16 countries. The company provides technology-based services to connect buyers with sellers and to facilitate transactions, from job offers to real estate, cars, consumer goods and more.

Adevinta’s portfolio spans more than 40 digital brands, covering one billion people and attracting approximately three billion average monthly visits. Leading brands include top-ranked leboncoin in France, Germany's leading classifieds sites mobile.de and eBay Kleinanzeigen, Marktplaats in the Netherlands, Kijiji in Canada, fotocasa and InfoJobs in Spain, and 50% of fast-growing OLX Brasil. Adevinta spun off from Schibsted ASA and publicly listed in Oslo, Norway in 2019. Adevinta employs 6,300 people committed to supporting users and customers daily. Find out more at Adevinta.com.

Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of eBay Inc. and its consolidated subsidiaries that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding the potential benefits of the transaction with Adevinta ASA (the "Transaction"), the impact of the Transaction on future results, the Company’s stock buyback activity and plans to reduce the Company’s stake in Adevinta. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to: changes in political, business and economic conditions, the duration of the COVID-19 pandemic and the effects of COVID-19 on our business and operations and on the general economy, including effects on our sellers and customers, any regional or general economic downturn or crisis and any conditions that affect e-commerce growth or cross-border trade; the company's ability to realize expected growth opportunities in payments intermediation and advertising; fluctuations in foreign currency exchange rates; the company's need to successfully react to the increasing importance of mobile commerce and the increasing social aspect of commerce; an increasingly competitive environment for its business; changes to the company's capital allocation, including the timing, declaration, amount and payment of any future dividends or levels of the company's share repurchases, or management of operating cash; the company's ability to increase operating efficiency to drive margin improvements and enable reinvestments; the company's ability to manage its indebtedness, including managing exposure to interest rates and maintaining its credit ratings; the company's need to manage a large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the ability to successfully intermediate payments on our marketplace platform; the company's need and ability to manage regulatory, tax, data security and litigation risks; the company's ability to timely upgrade and develop its technology systems, infrastructure and customer service capabilities at reasonable cost while maintaining site stability and performance and adding new products and features; the company's ability to integrate, manage and grow businesses that have been acquired or may be acquired in the future; the possibility that eBay may not fully realize the projected benefits of the Transaction; and the reaction of customers and other persons to the Transaction.

The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect the company's operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company's Investor Relations website at https://investors.ebayinc.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

For eBay:

Investor Relations Contact:

Joe Billante

ir@ebay.com

Media Relations Contact:

Trina Somera

press@ebay.com

For Adevinta:

Corporate Communications Contact:

Mélodie Laroche

+33 (0) 6 84 30 52 76

melodie.laroche@adevinta.com

Investor Relations Contact:

Marie de Scorbiac / Anne-Sophie Jugean

ir@adevinta.com